                                                                    EXHIBIT 10.2


--------------------------------------------------------------------------------

                           LOAN AND SECURITY AGREEMENT

                                  by and among

                MAI SYSTEMS CORPORATION, a Delaware corporation,
               GAMING SYSTEMS INTERNATIONAL, a Nevada corporation,
            HOTEL INFORMATION SYSTEMS, INC., a Delaware corporation,


                                       and


                             COAST BUSINESS CREDIT,
                       a division of Southern Pacific Bank


                           Dated as of April 23, 1998


--------------------------------------------------------------------------------

COAST BUSINESS CREDIT                               LOAN AND SECURITY AGREEMENT
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
          Account Debtor . . . . . . . . . . . . . . . . . . . . . . . . .     1
          Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
          Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
          Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
          Borrower's Address . . . . . . . . . . . . . . . . . . . . . . .     1
          Business Day . . . . . . . . . . . . . . . . . . . . . . . . . .     1
          Change of Control  . . . . . . . . . . . . . . . . . . . . . . .     1
          Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Coast. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Consolidated Net Worth . . . . . . . . . . . . . . . . . . . . .     2
          Credit Limit . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Deposit Account. . . . . . . . . . . . . . . . . . . . . . . . .     2
          Dollars or $ . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Early Termination Fee. . . . . . . . . . . . . . . . . . . . . .     2
          Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Event of Default . . . . . . . . . . . . . . . . . . . . . . . .     2
          GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          General Intangibles. . . . . . . . . . . . . . . . . . . . . . .     2
          Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          Intercreditor and Subordination Agreement. . . . . . . . . . . .     2
          Licensed Software  . . . . . . . . . . . . . . . . . . . . . . .     3
          Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . .     3
          Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
          MAI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
          Material Adverse Effect  . . . . . . . . . . . . . . . . . . . .     3
          Maturity Date  . . . . . . . . . . . . . . . . . . . . . . . . .     3
          Maximum Dollar Amount  . . . . . . . . . . . . . . . . . . . . .     3
          Minimum Monthly Interest . . . . . . . . . . . . . . . . . . . .     3
          Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
          Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .     3
          Permitted Liens  . . . . . . . . . . . . . . . . . . . . . . . .     3
          Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          Prime Rate . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          Renewal Date . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          Renewal Fee  . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          Solvent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          Year 2000 Problem  . . . . . . . . . . . . . . . . . . . . . . .     4
          Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . .     5

 2.  CREDIT FACILITY . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

 3.  INTEREST AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     3.1  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     3.2  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

 4.  SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . .     5

 5.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . .     5
     5.1  Status of Accounts at Closing. . . . . . . . . . . . . . . . . .     5
     5.2  Minimum Availability . . . . . . . . . . . . . . . . . . . . . .     5
     5.3  Landlord Waivers . . . . . . . . . . . . . . . . . . . . . . . .     5
     5.4  Warehouse Waivers. . . . . . . . . . . . . . . . . . . . . . . .     5
     5.5  Executed Agreements. . . . . . . . . . . . . . . . . . . . . . .     5
     5.6  Opinion of Borrowers' Counsel. . . . . . . . . . . . . . . . . .     6
     5.7  Priority of Coast's Liens. . . . . . . . . . . . . . . . . . . .     6
     5.8  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     5.9  Borrowers' Existence . . . . . . . . . . . . . . . . . . . . . .     6
     5.10 Organizational Documents . . . . . . . . . . . . . . . . . . . .     6
     5.11 Intellectual Property. . . . . . . . . . . . . . . . . . . . . .     6
     5.12 Subordination. . . . . . . . . . . . . . . . . . . . . . . . . .     6
     5.13 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     5.14 Audited Financial Statements . . . . . . . . . . . . . . . . . .     6
     5.15 Minimum Consolidated Net Worth . . . . . . . . . . . . . . . . .     6
     5.16 Year 2000 Problem Assessment Certificate . . . . . . . . . . . .     6
     5.17 Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . .     6
     5.18 Other Documents and Agreements . . . . . . . . . . . . . . . . .     7

 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWERS  . . . . .     7
     6.1  Existence and Authority. . . . . . . . . . . . . . . . . . . . .     7
     6.2  Name; Trade Names and Styles . . . . . . . . . . . . . . . . . .     7
     6.3  Place of Business; Location of Collateral. . . . . . . . . . . .     7
     6.4  Title to Collateral; Permitted Liens . . . . . . . . . . . . . .     7
     6.5  Maintenance of Collateral. . . . . . . . . . . . . . . . . . . .     8
     6.6  Books and Records. . . . . . . . . . . . . . . . . . . . . . . .     8
     6.7  Financial Condition, Statements and Reports. . . . . . . . . . .     8
     6.8  Tax Returns and Payments; Pension Contributions. . . . . . . . .     8
     6.9  Compliance with Law. . . . . . . . . . . . . . . . . . . . . . .     8
     6.10 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     6.11 Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .     8
     6.12 Year 2000 Compliance . . . . . . . . . . . . . . . . . . . . . .     8

 7.  RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     7.1  Representations Relating to Receivables. . . . . . . . . . . . .     9

COAST BUSINESS CREDIT                               LOAN AND SECURITY AGREEMENT
-------------------------------------------------------------------------------


     7.2   Representations Relating to Documents and Legal Compliance . . .    9
     7.3   Schedules and Documents relating to Receivables. . . . . . . . .    9
     7.4   Collection of Receivables. . . . . . . . . . . . . . . . . . . .    9
     7.5   Remittance of Proceeds . . . . . . . . . . . . . . . . . . . . .    9
     7.6   Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     7.7   Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     7.8   Verification . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     7.9   No Liability . . . . . . . . . . . . . . . . . . . . . . . . . .   10

 8.  ADDITIONAL DUTIES OF THE BORROWER. . . . . . . . . . . . . . . . . . .   10
     8.1   Financial and Other Covenants. . . . . . . . . . . . . . . . . .   10
     8.2   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     8.3   Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     8.4   Access to Collateral, Books and Records. . . . . . . . . . . . .   10
     8.5   Negative Covenants . . . . . . . . . . . . . . . . . . . . . . .   11
     8.6   Litigation Cooperation . . . . . . . . . . . . . . . . . . . . .   11
     8.7   Further Assurances . . . . . . . . . . . . . . . . . . . . . . .   12

 9.  TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     9.1   Maturity Date. . . . . . . . . . . . . . . . . . . . . . . . . .   12
     9.2   Early Termination. . . . . . . . . . . . . . . . . . . . . . . .   12
     9.3   Payment of Obligations . . . . . . . . . . . . . . . . . . . . .   12

10.  EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . .   12
     10.1  Events of Default. . . . . . . . . . . . . . . . . . . . . . . .   12
     10.2  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     10.3  Standards for Determining Commercial Reasonableness. . . . . . .   14
     10.4  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . .   15
     10.5  Application of Proceeds. . . . . . . . . . . . . . . . . . . . .   16
     10.6  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . .   16

11.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     11.1  Interest Computation . . . . . . . . . . . . . . . . . . . . . .   16
     11.2  Application of Payments. . . . . . . . . . . . . . . . . . . . .   17
     11.3  Charges to Accounts. . . . . . . . . . . . . . . . . . . . . . .   17
     11.4  Monthly Accountings. . . . . . . . . . . . . . . . . . . . . . .   17
     11.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     11.6  Severability . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     11.7  Integration. . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     11.8  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     11.9  No Liability for Ordinary Negligence . . . . . . . . . . . . . .   17
     11.10 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     11.11 Time of Essence. . . . . . . . . . . . . . . . . . . . . . . . .   18
     11.12 Attorneys Fees, Costs and Charges. . . . . . . . . . . . . . . .   18
     11.13 Benefit of Agreement . . . . . . . . . . . . . . . . . . . . . .   18
     11.14 Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     11.15 Paragraph Headings; Construction . . . . . . . . . . . . . . . .   18
     11.16 Governing Law; Jurisdiction; Venue . . . . . . . . . . . . . . .   18
     11.17 Mutual Waiver of Jury Trial. . . . . . . . . . . . . . . . . . .   19

        COAST

        LOAN AND SECURITY AGREEMENT

BORROWERS: MAI SYSTEMS CORPORATION,       GAMING SYSTEMS INTERNATIONAL,
           A DELAWARE CORPORATION         A NEVADA CORPORATION
           9601 JERONIMO ROAD             2900 EAST PATRICK LANE
           IRVINE, CA 92618               SUITE #7
                                          LAS VEGAS, NV 89120

           HOTEL INFORMATION SYSTEMS, INC.,
           A DELAWARE CORPORATION
           9601 JERONIMO ROAD
           IRVINE, CA 92618

DATE:      AS OF APRIL 23, 1998

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date among COAST BUSINESS CREDIT, a division of Southern Pacific Bank ("Coast"), a California corporation, with offices at 12121 Wilshire Boulevard, Suite 1111, Los Angeles, California 90025, and the borrowers named above (jointly and severally, the "Borrowers"), each of whose chief executive office is located at the address indicated above ("Borrower's Address"). The Schedule to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 1 below.)

1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

"Account Debtor" means the obligor on a Receivable or General Intangible.

     "Affiliate" means, with respect to any Person, a relative, partner, shareholder holding 5% or more of the capital stock (or any warrants or options to purchase 5% or more of the capital stock) of such Person, director or officer of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

     "Audit" means to inspect, audit and copy Borrowers' books and records and the Collateral.

     "Borrowers" has the meaning set forth in the introduction to this Agreement (each, a "Borrower").

     "Borrower's Address" has the meaning set forth in the introduction to this Agreement.

     "Business Day" means a day on which Coast is open for business.

     "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the current holders of the ownership interests in any Borrower) becomes the "beneficial owner" (as defined in Rule l3d-3 under the Securities Exchange Act of 1934), directly or indirectly, as a result of any single transaction, of more than twenty-five percent (25%) of the total voting power of all classes of

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



stock or other ownership interests then outstanding of any Borrower normally entitled to vote in the election of directors or analogous governing body.

     "Closing Date" date of the initial funding under this Agreement.

     "Coast" has the meaning set forth in the introduction to this Agreement.

     "Code" means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

     "Collateral" has the meaning set forth in Section 4 hereof.

     "Consolidated Net Worth" means consolidated owner's equity, plus the amount of the Junior Debt outstanding, calculated in accordance with GAAP.

     "Credit Limit" means the maximum amount of Loans that Coast may make to Borrowers pursuant to the terms shown on the Schedule.

     "Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

     "Deposit Account" has the meaning set forth in Section 9105 of the Code.

"Dollars or $" means United States dollars.

     "Early Termination Fee" means the amount set forth on the Schedule that Borrowers must pay Coast if this Agreement is terminated by Borrowers or Coast pursuant to Section 9.2 hereof.

     "Equipment" means all of each Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dies, jigs, goods and other goods (other than Inventory) of every kind and description used in such Borrower's operations or owned by such Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

     "Event of Default" means any of the events set forth in Section 10.1 of this Agreement.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

     "General Intangibles" means all general intangibles of each Borrower, whether now owned or hereafter created or acquired by such Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, investment property, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of each Borrower against Coast, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to each Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

     "Inventory" means all of each Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit, and including without limitation all farm products), and all materials and supplies of every kind, nature and description which are or might be used or consumed in such Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

     "Intercreditor and Subordination Agreement" means that certain Intercreditor and Subordination Agreement,

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



dated as of even date herewith, among the Value Realization Fund, L.P., Canyon Value Realization Fund (Cayman), Ltd., GRS Partners II and CPI Securities L.P., on the one hand, and Coast, on the other hand.

     "Investment Property" has the meaning set forth in Section 9115 of the Code as in effect as of the date hereof.

     "Junior Debt" has the meaning given to such term in the Intercreditor and Subordination Agreement.

     "Licensed Software" means all software in which a Borrower's interest is that of a licensee.

     "Loan Documents" means this Agreement, the agreements and documents listed on Section 5 of the Schedule, and any other agreement, instrument or document executed in connection herewith or therewith.

     "Loans" has the meaning set forth in Section 2 hereof.

     "MAI" means MAI Systems Corporation, a Delaware corporation.

     "Material Adverse Effect" means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Borrowers and their subsidiaries taken as a whole, or of any guarantor of any of the Obligations, (ii) the ability of Borrowers or any guarantor of any of the Obligations to perform their obligations under this Agreement and the Loan Documents to which they are a party (including, without limitation, repayment of the Obligations as they come due) or (iii) the validity or enforceability of this Agreement or any other agreement or document entered into by any party in connection herewith, or the rights or remedies of Coast hereunder or thereunder.

     "Maturity Date" means the date that this Agreement shall cease to be effective, as set forth on the Schedule, subject to the provisions of Section
9.1 and 9.2 hereof.

     "Maximum Dollar Amount" has the meaning set forth in Section 2 of the Schedule.

     "Minimum Monthly Interest" has the meaning set forth in Section 3 of the Schedule.

     "Notes" has the meaning given to such term in the Intercreditor and Subordination Agreement.

     "Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrowers to Coast, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Coast in any Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys' fees (including attorneys' fees and expenses incurred in bankruptcy), expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrowers under this Agreement or under any other present or future instrument or agreement between any Borrower and Coast.

     "Permitted Liens" means the following:

         (a) purchase money security interests in specific items of Equipment;

         (b) leases of specific items of Equipment;

         (c) liens for taxes not yet payable or which are being contested in good faith by appropriate proceedings and adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no material property is subject to a material risk of loss or forfeiture, or would reasonably be likely to result in a Material Adverse Effect;

         (d) additional security interests and liens consented to in writing by Coast, which consent shall not be unreasonably withheld;


         (e) security interests being terminated substantially concurrently with this Agreement;

         (f) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or which are being contested in good

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



faith by appropriate proceedings and adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no material property is subject to a material risk of loss or forfeiture, or would reasonably be likely to result in a Material Adverse Effect;

         (g) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (a) or (b) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; or

         (h) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.

Coast will have the right to require, as a condition to its consent under subparagraph (d) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Coast's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Coast, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrowers agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

     "Person" means any individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

     "Prime Rate" means the actual "Reference Rate" or the substitute therefor of the Bank of America NT & SA whether or not that rate is the lowest interest rate charged by said bank. If the Prime Rate, as defined, is unavailable, "Prime Rate" shall mean the highest of the prime rates published in the Wall Street Journal on the first business day of the applicable month, as the base rate on corporate loans at large U.S. money center commercial banks.

     "Receivables" means all of each Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), letters of credit, contract rights, chattel paper, instruments, securities, documents, securities accounts, security entitlements, commodity contracts, commodity accounts, investment property and all other forms of obligations at any time owing to such Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by such Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

     "Renewal Date" shall mean the Maturity Date if this Agreement is renewed pursuant to Section 9.1 hereof, and each anniversary thereafter that this Agreement is renewed pursuant to Section 9.1 hereof.

     "Renewal Fee" means the fee that Borrower must pay Coast upon renewal of this Agreement pursuant to Section 9.1 hereof, in the amount set forth on the Schedule.

     "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

     "Year 2000 Problem" means the risk that computer systems, software and applications used by a Person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31, 1999.

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



     "Other Terms." All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2. CREDIT FACILITY. Coast will make loans to Borrowers (the "Loans"), jointly and severally, in amounts and in percentages to be determined by Coast in its good faith, commercially reasonable discretion, up to the Credit Limit, provided no Default or Event of Default has occurred and is continuing; provided, however, Coast may reserve against Borrowers' availability hereunder the amount of each semi-annual payment of interest owing on the Notes. Coast may create additional reserves against or reduce its advance rates without declaring a Default or an Event of Default (i) until such time as Coast is satisfied that all federal, state and local tax claims against each Borrower have been discharged, or (ii) if it determines that there has occurred a Material Adverse Effect.

3. INTEREST AND FEES.

     3.1 INTEREST. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Coast's discretion, be charged to Borrowers' loan account when payable, and the same shall thereafter bear interest at the same rate as the other Loans. Regardless of the amount of Obligations that may be outstanding from time to time, Borrowers shall pay Coast Minimum Monthly Interest during the term of this Agreement with respect to the Receivable Loans and the Inventory Loans in the amount set forth on the Schedule.

     3.2 FEES. Borrowers shall pay Coast the fees shown on the Schedule, which are in addition to all interest and other sums payable to Coast and are deemed fully earned and are nonrefundable.

4. SECURITY INTEREST.

     To secure the payment and performance of all of the Obligations when due, each Borrower hereby grants to Coast a security interest in all of such Borrower's interest in the following, whether now owned or hereafter acquired, and wherever located: All Receivables, Inventory, Equipment, Investment Property, and General Intangibles, including, without limitation, all of such Borrower's Deposit Accounts, and all money, and all property now or at any time in the future in Coast's possession (including claims and credit balances), and all proceeds of any of the foregoing (including proceeds of any insurance policies, proceeds of proceeds, and claims against third parties), all products of any of the foregoing, and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which Coast may now or in the future be granted a lien or security interest, is referred to herein, collectively, as the "Collateral")

5. CONDITIONS PRECEDENT.

     The obligation of Coast to make the Loans is subject to the satisfaction, in the reasonable discretion of Coast, at or prior to the first advance of funds hereunder, of each, every and all of the following conditions:

     5.1 STATUS OF ACCOUNTS AT CLOSING. After giving effect to the initial Loan, no accounts payable shall be due and unpaid 120 days past its due date except for such accounts payable being contested in good faith in appropriate proceedings and for which adequate reserves have been provided.

     5.2 MINIMUM AVAILABILITY. Borrowers shall have minimum availability immediately following the initial funding in the amount set forth on the Schedule.

     5.3 LANDLORD WAIVERS. Coast shall have received duly executed landlord waivers and access agreements in form and substance satisfactory to Coast, in Coast's reasonable discretion, and, when deemed appropriate by Coast, in form for recording in the appropriate recording office, with respect to all leased locations where any Borrower maintains any inventory or equipment.

     5.4 WAREHOUSE WAIVERS. Warehouse waivers in form and substance satisfactory to Coast, in Coast's reasonable discretion, and when deemed appropriate by Coast, in form for recording in the appropriate recording office, with respect to all warehouse locations where Borrowers maintain any inventory or equipment.

     5.5 EXECUTED AGREEMENTS. Coast shall have received this Agreement and the Loan Documents duly executed and in form and substance satisfactory to Coast in its reasonable discretion.

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



     5.6 OPINION OF BORROWERS' COUNSEL. Coast shall have received an opinion of Borrowers' counsel, in form and substance satisfactory to Coast in its reasonable discretion.

     5.7 PRIORITY OF COAST'S LIENS. Coast shall have received the results of "of record" searches satisfactory to Coast in its reasonable discretion, reflecting its Uniform Commercial Code filings against Borrowers indicating that Coast has a perfected, first priority lien in and upon all of the Collateral, subject only to Permitted Liens.

     5.8 INSURANCE. Coast shall have received copies of the insurance binders or certificates evidencing Borrowers' compliance with Section 8.2 hereof, including lender's loss payee endorsements.

     5.9 BORROWERS' EXISTENCE. Coast shall have received copies of each Borrower's articles or certificate of incorporation and all amendments thereto, and a Certificate of Good Standing, each certified by the Secretary of State of the state of such Borrower's organization, and dated a recent date prior to the Closing Date, and Coast shall have received Certificates of Foreign Qualification for each Borrower from the Secretary of State of each state wherein the failure to be so qualified could have a Material Adverse Effect.

     5.10 ORGANIZATIONAL DOCUMENTS. Coast shall have received copies of each Borrower's By-laws and all amendments thereto, and Coast shall have received copies of the resolutions of the boards of directors of each Borrower, authorizing the execution and delivery of this Agreement and the other documents contemplated hereby, and authorizing the transactions contemplated hereunder and thereunder, and authorizing specific officers of such Borrower to execute the same on behalf of such Borrower, in each case certified by the Secretary or other acceptable officer of such Borrower as of the Closing Date.

     5.11 INTELLECTUAL PROPERTY. Coast shall have received evidence satisfactory to Coast that all of Borrowers' copyrights which are used in the operation of Borrowers' businesses in any material respect have been registered with the United States Copyright Office, and all of Borrowers' patents and trademarks which are used in the operation of Borrowers' businesses in any material respect have been filed with the United States Patent and Trademark Office.

     5.12 SUBORDINATION. All Junior Debt shall be subordinated with standstill provisions on principal and interest payments in accordance with the terms of the Intercreditor and Subordination Agreement, which shall provide, among other things, that MAI may: (1) make regularly scheduled semi-annual payments of interest due on the Notes at the rate of eleven percent (11%) per annum, and
(2) on or after March 3, 2004, make the payment of the principal balance owing on the Notes; provided, however, that on the date of the proposed payment on the Notes, (x) all payments then due and payable on the Obligations have first been paid in full, (y) no Default or Event of Default has occurred and is continuing, and (z) no Default or Event of Default will result therefrom.

     5.13 TAXES. Coast shall have received evidence from Borrowers that Borrowers have complied with all tax withholding and Internal Revenue Service regulations, in form and substance satisfactory to Coast in its reasonable discretion, and that all applicable taxes are paid current.

     5.14 AUDITED FINANCIAL STATEMENTS. Coast shall have received Borrowers' audited consolidated financial statements for fiscal year ended December 31, 1997, and Coast shall be satisfied with same.

     5.15 MINIMUM CONSOLIDATED NET WORTH. Borrowers shall have a Consolidated Net Worth of not less than $2,250,000.

     5.16 YEAR 2000 PROBLEM ASSESSMENT CERTIFICATE. Coast shall have received a certificate from the relevant officer of each Borrower to the effect that (i) such Borrower has no knowledge, with respect to any of such Borrower's customers, that would cause such Borrower to reasonably believe that the Year 2000 Problem will cause a Material Adverse Effect and (ii) that as the result of a comprehensive assessment undertaken by such Borrower of such Borrower's computer systems, software and applications and after due inquiry made to such Borrower's material suppliers and vendors, such Borrower knows of no facts that would cause such Borrower to reasonably believe that the Year 2000 Problem will cause a Material Adverse Effect.

     5.17 DUE DILIGENCE. Coast shall have completed its due diligence with respect to Borrowers (including without limitation, review of Borrowers' maintenance support

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



arrangement with Olivetti North America, Inc.), and Coast shall be satisfied with same.

     5.18 OTHER DOCUMENTS AND AGREEMENTS. Coast shall have received such other agreements, instruments and documents as Coast may require in connection with the transactions contemplated hereby, all in form and substance satisfactory to Coast in Coast's reasonable discretion, and in form for filing in the appropriate filing office, including, but not limited to, those documents listed in Section 5 of the Schedule.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWERS.

     In order to induce Coast to enter into this Agreement and to make Loans, each Borrower represents and warrants to Coast as follows, and each Borrower covenants that the following representations will continue to be true, and that each Borrower will at all times comply with all of the following covenants:

     6.1 EXISTENCE AND AUTHORITY. Each Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a Material Adverse Effect. The execution, delivery and performance by each Borrower of this Agreement, and all other documents contemplated hereby (a) have been duly and validly authorized, (b) are enforceable against such Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (c) do not violate such Borrower's articles or certificate of incorporation, or by-laws, or any law or any material agreement or instrument which is binding upon such Borrower or its property, and (d) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon such Borrower or its property.

     6.2 NAME; TRADE NAMES AND STYLES. The name of each Borrower set forth in the heading to this Agreement is its correct name. Listed on the Schedule are all prior names of each Borrower and all of such Borrower's present and prior trade names. Each Borrower shall give Coast thirty (30) days' prior written notice before changing its name or doing business under any other name, Each Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

     6.3 PLACE OF BUSINESS; LOCATION OF COLLATERAL. Each Borrower's Address set forth in the heading to this Agreement is such Borrower's chief executive office. In addition, each Borrower has places of business and Collateral is located only at the locations set forth on the Schedule. Each Borrower will give Coast at least thirty (30) days' prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than such Borrower's Address or one of the locations set forth on the Schedule.

     6.4 TITLE TO COLLATERAL; PERMITTED LIENS. Each Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for (i) items of Equipment which are leased by each Borrower and (ii) the Licensed Software. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Coast now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and each Borrower will at all times defend Coast and the Collateral against all claims of others. None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. No Borrower is or will become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair any Borrower's right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), each Borrower shall, whenever requested by Coast, use its best efforts to cause such third party to execute and deliver to Coast, in form reasonably acceptable to Coast, such waivers and subordinations as Coast shall specify, so as to ensure that Coast's rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Each Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



     6.5 MAINTENANCE OF COLLATERAL. Each Borrower will maintain the Collateral in good working condition, and no Borrower will use the Collateral for any unlawful purpose. Borrowers will immediately advise Coast in writing of any material loss or damage to the Collateral.

     6.6 BOOKS AND RECORDS. Each Borrower has maintained and will maintain at such Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

     6.7 FINANCIAL CONDITION, STATEMENTS AND REPORTS. All financial statements now or in the future delivered to Coast have been, and will be, prepared in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and now and in the future will fairly reflect the financial condition of Borrowers, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Coast and the date hereof, there has been no Material Adverse Effect. Each Borrower is now and will continue to be Solvent.

     6.8 TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS. Each Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and each Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by such Borrower. Each Borrower may, however, defer payment of any contested taxes, provided that such Borrower (i) in good faith contests such Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted,
(ii) notifies Coast in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. As of the date hereof, no Borrower is aware of any claims or adjustments proposed for any of such Borrower's prior tax years which could result in additional taxes becoming due and payable by such Borrower. Each Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their term, and no Borrower has or will withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. Each Borrower shall, at all times, utilize the services of an outside payroll service providing for the automatic deposit of all payroll taxes payable by such Borrower.

     6.9 COMPLIANCE WITH LAW. Each Borrower has complied, and will comply, in all material respects, with all provisions of all material foreign, federal, state and local laws and regulations relating to such Borrower, including, but not limited to, the Fair Labor Standards Act, and those relating to such Borrower's ownership of real or personal property, the conduct and licensing of such Borrower's business, and environmental matters.

     6.10 LITIGATION. Except as disclosed in the Schedule, there is no claim, suit, litigation, proceeding or investigation pending or (to best of each Borrower's knowledge) threatened by or against or affecting such Borrower in any court or before any governmental agency (or any basis therefor known to such Borrower) which may result, either separately or in the aggregate, in a Material Adverse Effect. Borrowers will promptly inform Coast in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against any Borrower involving an amount set forth on the Schedule.

     6.11 USE OF PROCEEDS. All proceeds of all Loans shall be used solely for lawful business purposes. No Borrower is purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

     6.12 YEAR 2000 COMPLIANCE. Each Borrower has no knowledge, with respect to any of such Borrower's customers, that would cause such Borrower to reasonably believe that the Year 2000 problem will cause a Material Adverse Effect and, further that as the result of a comprehensive review and assessment undertaken by each Borrower of such Borrower's computer systems, software and applications and after due inquiry made of such Borrower's material suppliers and vendors, each Borrower represents and warrants that such Borrower knows of no fact or circumstance which would reasonably be likely to cause the Year 2000 Problem to result in a Material Adverse Effect.

7. RECEIVABLES.

     7. 1 REPRESENTATIONS RELATING TO RECEIVABLES. Each Borrower represents and warrants to Coast as follows: Each Receivable with respect to which Loans are requested by Borrowers shall, on the date each Loan is requested and made, represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery and acceptance of goods or the rendition of services in the ordinary course of the applicable Borrower's business.

     7.2 REPRESENTATIONS RELATING TO DOCUMENTS AND LEGAL COMPLIANCE. Each Borrower represents and warrants to Coast as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Receivables are and shall be true and correct and all such invoices, instruments and other documents and all of each Borrower's books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Receivable shall fully comply with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all Receivables are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

     7.3 SCHEDULES AND DOCUMENTS RELATING TO RECEIVABLES. Borrowers shall deliver to Coast via facsimile, unless otherwise directed by Coast, at such locations and at such intervals as Coast may reasonably request, transaction reports and loan requests, schedules of Receivables, and schedules of collections, all on Coast's standard forms; provided, however, that Borrowers' failure to execute and deliver the same shall not affect or limit Coast's security interest and other rights in all of each Borrower's Receivables, nor shall Coast's failure to advance or lend against a specific Receivable affect or limit Coast's security interest and other rights therein. Loan requests received after 10:30 A.M. Los Angeles, California time, will not be considered by Coast until the next Business Day. Together with each such schedule, or later if requested by Coast, Borrowers shall, if requested by Coast, furnish Coast with copies (or, at Coast's request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Receivables, and each Borrower warrants the genuineness of all of the foregoing. Each Borrower shall also furnish to Coast an aged accounts receivable trial balance in such form and at such intervals as Coast shall reasonably request. In addition, each Borrower shall deliver to Coast the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Receivables, upon receipt thereof and in the same form as received, with all necessary endorsements, all of which shall be with recourse. Each Borrower shall also provide Coast with copies of all credit memos as and when reasonably requested by Coast.

     7.4 COLLECTION OF RECEIVABLES. Borrowers shall have the right to collect all Receivables, unless and until an Event of Default has occurred and is continuing. Borrowers shall hold all payments on, and proceeds of, Receivables in trust for Coast, and Borrowers shall deliver all such payments and proceeds to Coast within one (1) Business Day after receipt by the applicable Borrower, in their original form, duly endorsed to Coast, to be applied to the Obligations in such order as Coast shall determine. Coast may, in its discretion, require that a proceeds of Collateral be deposited by the applicable Borrower into a lockbox account, or such other "blocked account" as Coast may specify, pursuant to a lockbox or blocked account agreement in such form as Coast may specify. Coast or its designee may, at any time, notify Account Debtors that Coast has been granted a security interest in the Receivables.

     7.5 REMITTANCE OF PROCEEDS. All proceeds arising from the disposition of any Collateral shall be delivered to Coast within one (1) Business Day after receipt by the applicable Borrower, in their original form, duly endorsed to Coast, to be applied to the Obligations in such order as Coast shall determine. Each Borrower agrees that it will not commingle proceeds of Collateral with any of such Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Coast. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     7.6 DISPUTES. Each Borrower shall notify Coast promptly of all disputes or claims relating to Receivables. No Borrower shall forgive (completely or partially), compromise or settle any Receivable for less than payment in full, or agree to do any of the foregoing, except any

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



Borrower may do so, provided that: (a) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Coast on the regular reports provided to Coast; (b) no Default or Event of Default has occurred and is continuing; and
(c) taking into account all such discounts settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit. Coast may, at any time after the occurrence and during the continuance of an Event of Default, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which Coast considers advisable in its reasonable credit judgment and, in all cases, Coast shall credit Borrowers' Loan account with only the net amounts received by Coast in payment of any Receivables.

     7.7 RETURNS. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to any Borrower in the ordinary course of its business, such Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, each Borrower shall (a) hold the returned Inventory in trust for Coast, (b) segregate all returned Inventory from all of such Borrower's other property, (c) conspicuously label the returned Inventory as subject to Coast's security interest, and (d) immediately notify Coast of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Coast's request deliver such returned Inventory to Coast.

     7.8 VERIFICATION. Coast may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Receivables, by means of mail, telephone or otherwise, either in the name of the applicable Borrower or Coast or such other name as Coast may choose.

     7.9 NO LIABILITY. Coast shall not under any circumstances be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to a Receivable, or for any error, act, omission or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Receivable, or for settling any Receivable in good faith for less than the full amount thereof, nor shall Coast be deemed to be responsible for any of any Borrower's obligations under any contract or agreement giving rise to a Receivable. Nothing herein shall, however, relieve Coast from liability for its own gross negligence or willful misconduct.

8. ADDITIONAL DUTIES OF THE BORROWER.

     8.1 FINANCIAL AND OTHER COVENANTS. Borrowers shall at all times comply with the financial and other covenants set forth in the Schedule.

     8.2 INSURANCE. Borrowers shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Coast, in such form and amounts as Coast may reasonably require, and Borrowers shall provide evidence of such insurance to Coast, so that Coast is satisfied that such insurance is, at all times, in full force and effect. ALL liability insurance policies of each Borrower shall name Coast as an additional insured, and all property casualty and related insurance policies of each Borrower shall name Coast as a loss payee thereon and each Borrower shall cause a lender's loss payee endorsement to be issued in form reasonably acceptable to Coast. Upon receipt of the proceeds of any such insurance, Coast shall apply such proceeds in reduction of the Obligations as Coast shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Coast shall release to Borrowers insurance proceeds with respect to Equipment totaling less than the amount set forth in Section 8 of the Schedule, which shall be utilized by Borrowers for the replacement of the Equipment with respect to which the insurance proceeds were paid. Coast may require reasonable assurance that the insurance proceeds so released will be so used. If Borrowers fail to provide or pay for any insurance, Coast may, but is not obligated to, obtain the same at Borrowers' expense. Borrowers shall promptly deliver to Coast copies of all reports made to insurance companies.

     8.3 REPORTS. Borrowers, at their expense, shall provide Coast with the written reports set forth in Section 8 of the Schedule, and such other written reports with respect to Borrowers (including budgets, sales projections, operating plans and other financial documentation), as Coast shall from time to time reasonably specify.

     8.4 ACCESS TO COLLATERAL, BOOKS AND RECORDS. At reasonable times but not less frequently than quarterly and

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



on one (1) Business Day's notice, Coast, or its agents, shall have the right to perform Audits. Coast shall take reasonable steps to keep confidential all confidential information obtained in any Audit, but Coast shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The Audits shall be at Borrowers' expense and the charge for the Audits shall be Seven Hundred Fifty Dollars ($750) per person per day (or such higher amount as shall represent Coast's then current standard charge for the same), plus reasonable out-of-pocket expenses. Borrowers will not enter into any agreement with any accounting firm, service bureau or third party to store Borrowers' books or records at any location other than each Borrower's Address, without first notifying Coast of the same and obtaining the written agreement from such accounting firm, service bureau or other third party to give Coast the same rights with respect to access to books and records and related rights as Coast has under this Loan Agreement. Borrowers shall also take all necessary steps to assure that such accounting and software, systems and applications, and those of its accounting firm, service bureau or any other third party vendor or supplier, will, on a timely basis, adequately and completely address the Year 2000 Problem in all material respects.

     8.5 NEGATIVE COVENANTS. No Borrower shall, without Coast's prior written consent, which consent shall not be unreasonably withheld, do any of the following:

         (a) merge or consolidate with another entity, except in a transaction in which (i) the owners of the applicable Borrower hold at least fifty percent (50%) of the ownership interest in the surviving entity immediately after such merger or consolidation, and (ii) the applicable Borrower is the surviving entity;

         (b) acquire any assets, except (i) in the ordinary course of business, or (ii) in a transaction or a series of transactions not involving the payment of an aggregate amount among Borrowers in excess of $100,000 per fiscal year;

         (c) enter into any other transaction outside the ordinary course of business;

         (d) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of such Borrower's business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business;

         (e) store any Inventory or other Collateral with any warehouseman or other third party;

         (f) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

         (g) make any loans of any money or other assets, except (i) advances to customers or suppliers in the ordinary course of business, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers and directors for the purpose of purchasing equity securities of the applicable Borrower;

         (h) incur any debts, outside the ordinary course of business, which would have a Material Adverse Effect;

         (i) guarantee or otherwise become liable with respect to the obligations of another party or entity;

         (j) pay or declare any such dividends or distributions on the ownership interests in such Borrower (except for dividends or distributions payable solely in stock form of ownership interests in such Borrower);

         (k) make any change in such Borrower's capital structure which would have a Material Adverse Effect;

         (l) enter into any transaction, including the purchase, sale, exchange of property or rendering of any service, or lending or investing any funds or assets, with, to or into, any Affiliate; or

         (m) dissolve or elect to dissolve.

     Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default is continuing or would occur as a result of such transaction.

     8.6 LITIGATION COOPERATION. Should any third-party suit or proceeding be instituted by or against Coast with respect to any Collateral or relating to any Borrower, such Borrower shall, without expense to Coast, make available such Borrower and its officers, employees and agents and

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



such Borrower's books and records, to the extent that Coast may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

     8.7 FURTHER ASSURANCES. Each Borrower agrees, at its expense, on request by Coast, to execute all documents and take all actions, as Coast, may deem reasonably necessary in order to perfect and maintain Coast's perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

9. TERM.

     9.1 MATURITY DATE. This Agreement shall continue in effect until the Maturity Date; provided that the Maturity Date shall automatically be extended, and this Agreement shall automatically and continuously renew, for successive additional terms of one year each, unless one party gives written notice to the other, not less than sixty (60) days prior to the Maturity Date or the next Renewal Date, that such party elects to terminate this Agreement effective on the Maturity Date or such next Renewal Date. If this Agreement is renewed under this Section 9.1, Borrower shall pay to Coast a Renewal Fee in the amount shown in Section 3 of the Schedule. The Renewal Fee shall be due and payable on the Renewal Date and thereafter shall bear interest at a rate equal to the rate applicable to the Loans.

     9.2 EARLY TERMINATION. This Agreement may be terminated prior to the Maturity Date as follows: (a) by Borrowers, effective three (3) Business Days after written notice of termination is given to Coast; or (b) by Coast at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrowers or by Coast under this Section 9.2, Borrowers shall pay to Coast an Early Termination Fee in the amount shown in Section 3 of the Schedule. The Early Termination Fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the rate applicable to the Loans.

     9.3 PAYMENT OF OBLIGATIONS. On the Maturity Date or on any earlier effective date of termination, Borrowers shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Coast's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that, without limiting the fact that Loans are subject to the discretion of Coast, Coast may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Coast, nor shall any such termination relieve Borrowers of any Obligation to Coast, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Coast shall promptly deliver to Borrowers termination statements, requests for reconveyances and such other documents as may be required to fully terminate Coast's security interests.

10. EVENTS OF DEFAULT AND REMEDIES.

     10.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrowers shall give Coast immediate written notice thereof:

         (a) Any warranty, representation, statement, report or certificate made or delivered to Coast by any Borrower or any of any Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading and results in a Material Adverse Effect; or

         (b) Borrowers shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or

         (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or

         (d) Borrowers shall fail to deliver the proceeds of Collateral to Coast as provided in Section 7.5 above, or shall fail to give Coast access to its books and records or Collateral as provided in Section 8.4 above, or shall breach any negative covenant set forth in Section 8.5 above; or

         (e) Borrowers shall fail to comply with the financial covenants (if any) set forth in the Schedule or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



         (f) Borrowers shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the date due; or

         (g) Any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within thirty (30) days after the occurrence of the same; or

         (h) Any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

         (i) any Borrower breaches any material contract or obligation, which has or may reasonably be expected to have a Material Adverse Effect; or


         (j) Dissolution, termination of existence, or insolvency of any Borrower or any guarantor of any of the Obligations; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by any Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

         (k) the commencement of any proceeding against any Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is (i) not timely controverted, or (ii) not cured by the dismissal thereof within sixty
(60) days after the date commenced; or

         (l) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

         (m) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to Coast to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

         (n) any Borrower or any guarantor of any of the Obligations makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (including without limitation, the Junior Debt), other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

         (o) Except as permitted under Section 8.5(a), any Borrower shall suffer or experience any Change of Control without Coast's prior written consent, which consent shall be in the discretion of Coast in the exercise of its reasonable business judgment; or

         (p) any Borrower shall generally not pay its debts as they become due, or any Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

         (q) there shall be any Material Adverse Effect.

     Coast may cease making any Loans or extending any credit hereunder during any of the above cure periods.

     10.2 REMEDIES. Upon the occurrence, and during the continuance, of any Event of Default, Coast, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by each Borrower), may do any one or more of the following:

         (a) Cease making Loans or otherwise extending credit to Borrowers under this Agreement or any other document or agreement;

         (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation;

         (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



each Borrower hereby authorizes Coast without judicial process to enter onto any of such Borrower's premises without interference to search for, take possession of, keep, store or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Coast deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Coast seek to take possession of any of the Collateral by Court process, each Borrower hereby irrevocably waives:

          (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession;

          (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and

          (iii) any requirement that Coast retain possession of, and not dispose of, any such Collateral until after trial or final judgment;

         (d) Require Borrowers to assemble any or all of the Collateral and make it available to Coast at places designated by Coast which are reasonably convenient to Coast and Borrowers, and to remove the Collateral to such locations as Coast may deem advisable;

         (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Coast shall have the right to use each Borrower's premises, vehicles, hoists, lifts, cranes, equipment and all other property without charge. Coast is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to Coast's benefit;

         (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Coast obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Coast shall have the right to conduct such disposition on each Borrower's premises without charge, for such time or times as Coast deems reasonable, or on Coast's premises, or elsewhere and the Collateral need not be located at the place of disposition. Coast may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve any Borrower of any liability such Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;

         (g) Demand payment of, and collect any Receivables and General Intangibles comprising Collateral and, in connection therewith, each Borrower irrevocably authorizes Coast to endorse or sign such Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to such Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Coast's sole discretion, to grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value; and

         (h) Demand and receive possession of any of each Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.

     All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Coast (including attorneys' fees and expenses incurred in connection with bankruptcy) with respect to the foregoing shall be due from the Borrowers to Coast on demand. Coast may charge the same to Borrowers' loan account, and the same shall thereafter bear interest at the same rate as is applicable to the Loans. Without limiting any of Coast's rights and remedies, after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent (3%) per annum.

     10.3 STANDARDS FOR DETERMINING COMMERCIAL REASONABLENESS. Borrowers and Coast agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



         (a) Notice of the sale is given to Borrowers at least seven (7) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least seven (7) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted;

         (b) Notice of the sale describes the Collateral in terms sufficient for a potential buyer to identify the type of Collateral generally;

         (c) The sale is conducted at a place designated by Coast, with or without the Collateral being present;

         (d) The sale commences at any time between 8:00 a.m. and 6:00 p.m. local time;

         (e) Payment of the purchase price in cash or by cashier's check or wire transfer is required; and

         (f) With respect to any sale of any of the Collateral, Coast may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrowers any and all information concerning the same.

     Coast shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

     10.4 POWER OF ATTORNEY. Each Borrower hereby grants to Coast an irrevocable power of attorney coupled with an interest, authorizing and permitting Coast (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to such Borrower, and at such Borrower's expense, to do any or all of the following, in such Borrower's name or otherwise, but Coast agrees to exercise the following powers in a commercially reasonable manner:

         (a) Execute on behalf of such Borrower any documents that Coast may, in its sole discretion, deem advisable in order to perfect and maintain Coast's security interest in the Collateral, or in order to exercise a right of such Borrower or Coast, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements;

         (b) After the occurrence and during the continuation of an Event of Default, execute on behalf of such Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Coast's Collateral or in which Coast has an interest;

         (c) Execute on behalf of such Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien;

         (d) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of such Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Coast's possession;

         (e) Endorse all checks and other forms of remittances received by Coast;

         (f) After the occurrence and during the continuation of an Event of Default, pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

         (g) After the occurrence and during the continuation of an Event of Default, grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith;

         (h) Pay any sums required on account of such Borrower's taxes or to secure the release of any liens therefor, or both, if deemed necessary by Coast in order to prevent a Material Adverse Effect to Coast's rights and remedies with respect to any Collateral;

         (i) After the occurrence and during the continuation of an Event of Default, settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor;

         (j) Instruct any third party having custody or control of any books or records belonging to, or relating to, such Borrower to give Coast the same rights of access and other rights with respect thereto as Coast has under this Agreement; and

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



         (k) Take any action or pay any sum required of such Borrower pursuant to this Agreement and any other present or future agreements if deemed necessary by Coast in order to prevent a Material Adverse Effect to Coast's rights and remedies with respect to any Collateral.

     Any and all sums paid and any and all costs, expenses, liabilities, obligations and attorneys' fees incurred by Coast (including attorneys' fees and expenses incurred pursuant to bankruptcy) with respect to the foregoing shall be added to and become part of the Obligations, and shall be payable on demand. Coast may charge the foregoing to Borrowers' loan account and the foregoing shall thereafter bear interest at the same rate applicable to the Loans. In no event shall Coast's rights under the foregoing power of attorney or any of Coast's other rights under this Agreement be deemed to indicate that Coast is in control of the business, management or properties of Borrowers. Borrowers shall pay, indemnify, defend, and hold Coast and each of its officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrowers shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

     10.5 APPLICATION OF PROCEEDS. All proceeds realized as the result of any sale of the Collateral shall be applied by Coast first to the costs, expenses, liabilities, obligations and attorneys' fees incurred by Coast in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Coast shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other persons legally entitled thereto; Borrowers shall remain liable to Coast for any deficiency. If, Coast, in the exercise of its reasonable business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Coast shall have the option, exercisable at any time, in the exercise of its reasonable business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Coast of the cash therefor.

     10.6 REMEDIES CUMULATIVE. In addition to the rights and remedies set forth in this Agreement, Coast shall have all the other rights and remedies accorded a secured party in equity, under the Code, and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Coast and Borrowers, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Coast of one or more of its rights or remedies shall not be deemed an election, nor bar Coast from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Coast to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been indefeasibly paid and performed.

11. GENERAL PROVISIONS.

     11.1 INTEREST COMPUTATION. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Coast (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Coast on account of the Obligations three (3) Business Days after receipt by Coast of immediately available funds, and, for purposes of the foregoing, any such funds received after 10:30 AM Los Angeles, California time, on any day shall be deemed received on the next Business Day. Coast shall be entitled to charge Borrowers' account for such three (3) Business Days of "clearance" or "float" at the rate(s) set forth in Section 3 of the Schedule on all checks, wire transfers and other items received by Coast, regardless of whether such three (3) Business Days of "clearance" or "float" actually occur, and shall be deemed to be the equivalent of charging

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



three (3) Business Days of interest on such collections. This across-the-board three (3) Business Day clearance or float charge on all collections is acknowledged by the parties to constitute an integral aspect of the pricing of Coast's financing of Borrowers. Coast shall not, however, be required to credit Borrowers' account for the amount of any item of payment which is unsatisfactory to Coast in its sole discretion, and Coast may charge Borrowers' loan account for the amount of any item of payment which is returned to Coast unpaid.

     11.2 APPLICATION OF PAYMENTS. Subject to Sections 7.5 and 10.5 hereof, all payments with respect to the Obligations may be applied, and in Coast's sole discretion reversed and re-applied, to the Obligations, in such order and manner as Coast shall determine in its sole discretion.

     11.3 CHARGES TO ACCOUNTS. Coast may, in its discretion, require that Borrowers pay monetary Obligations in cash to Coast, or charge them to Borrowers' Loan account, in which event they will bear interest from the date due to the date paid at the same rate applicable to the Loans.

     11.4 MONTHLY ACCOUNTINGS. Coast shall provide Borrowers monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrowers and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Coast), unless Borrowers notify Coast in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or omissions.

     11.5 NOTICES. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, facsimile or certified mail return receipt requested, addressed to Coast or Borrowers at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Coast shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices to Borrowers shall be directed to the attention of Borrowers' Chief Financial Officers. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, faxed (at time of confirmation of transmission), or at the expiration of one (1) Business Day following delivery to the private delivery service, or two (2) Business Days following the deposit thereof in the United States mail, with postage prepaid.

     11.6 SEVERABILITY. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

     11.7 INTEGRATION. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement among Borrowers and Coast and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

     11.8 WAIVERS. The failure of Coast at any time or times to require Borrowers to strictly comply with any of the provisions of this Agreement or any other present or future agreement between any Borrower and Coast shall not waive or diminish any right of Coast later to demand and receive strict compliance therewith. Any waiver of any Default shall not waive or affect any other Default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by any Borrower and delivered to Coast shall be deemed to have been waived by any act or knowledge of Coast or its agents or employees, but only by a specific written waiver signed by an authorized officer of Coast and delivered to Borrowers. Each Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Coast on which Borrower is or may in any way be liable, and notice of any action taken by Coast, unless expressly required by this Agreement.

     11.9 NO LIABILITY FOR ORDINARY NEGLIGENCE. Neither Coast, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Coast shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



or suffered by any Borrower or any other party through the ordinary negligence of Coast, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Coast, but nothing herein shall relieve Coast from liability for its own gross negligence or willful misconduct.

     11.10 AMENDMENT. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrowers and a duly authorized officer of Coast.

     11.11 TIME OF ESSENCE. Time is of the essence in the performance by Borrowers of each and every obligation under this Agreement.

     11.12 ATTORNEYS FEES, COSTS AND CHARGES. Borrowers shall reimburse Coast for all reasonable attorneys' fees (including attorneys' fees and expenses incurred pursuant to bankruptcy) and all filing, recording, search, title insurance, appraisal, audit, and other costs incurred by Coast, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any attorneys' fees and costs (including attorneys' fees and expenses incurred pursuant to bankruptcy) Coast incurs in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrowers; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrowers' books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Coast's security interest in, the Collateral; and otherwise represent Coast in any litigation relating to Borrowers. If either Coast or any Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees (including attorneys' fees and expenses incurred pursuant to bankruptcy), including (but not limited to) attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. Borrowers shall also pay Coast's standard charges for returned checks and for wire transfers, in effect from time to time. All attorneys' fees, costs and charges (including attorneys' fees and expenses incurred pursuant to bankruptcy) and other fees, costs and charges to which Coast may be entitled pursuant to this Agreement may be charged by Coast to Borrowers' loan account and shall thereafter bear interest at the same rate as the Loans.

     11.13 BENEFIT OF AGREEMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrowers and Coast; provided, however, that Borrowers may not assign or transfer any of its rights under this Agreement without the prior written consent of Coast, and any prohibited assignment shall be void. No consent by Coast to any assignment shall release Borrowers from their liability for the Obligations. Coast may assign its rights and delegate its duties hereunder without the consent of Borrowers. Coast reserves the right to syndicate all or a portion of the transaction created herein or sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Coast's rights and benefits hereunder. In connection with any such syndication, assignment or participation, Coast may disclose all documents and information which Coast now or hereafter may have relating to Borrowers or any Borrower's business. To the extent that Coast assigns its rights and obligations hereunder to a third Person, Coast thereafter shall be released from such assigned obligations to Borrowers.

     11.14 PUBLICITY. Coast is hereby authorized, at its expense, to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

     11.15 PARAGRAPH HEADINGS, CONSTRUCTION. Paragraph headings are only used in this Agreement for convenience. Borrowers and Coast acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term "including", whenever used in this Agreement, shall mean "including (but not limited to)". This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Coast or Borrowers under any rule of construction or otherwise.

     11.16 GOVERNING LAW; JURISDICTION; VENUE. This Agreement and all acts and transactions hereunder and all

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

rights and obligations of Coast and Borrowers shall be governed by the internal laws of the State of California, without regard to its conflicts of law principles. As a material part of the consideration to Coast to enter into this Agreement, each Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Coast's option, be litigated in courts located within California, and that the exclusive venue therefor shall be Los Angeles County; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights such Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

     11.17 MUTUAL WAIVER OF JURY TRIAL. EACH BORROWER AND COAST HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN COAST AND ANY BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF COAST OR ANY BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH COAST OR ANY BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.



                  [Remainder of Page Intentionally Left Blank]

COAST BUSINESS CREDIT                                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------


BORROWERS:

MAI SYSTEMS CORPORATION,               GAMING SYSTEMS INTERNATIONAL,
a Delaware corporation                 a Nevada corporation


By [SIG]                               By
   -------------------------------        --------------------------------------
   President or Vice President            President or Vice President


By                                     By  [SIG]
   -------------------------------        --------------------------------------
   Secretary or Ass't Secretary           Secretary or Ass't Secretary


HOTEL INFORMATION SYSTEMS, INC.,
a Delaware corporation



By [SIG]
   -------------------------------
   President or Vice President

By [SIG]
   -------------------------------
   Secretary or Ass't Secretary


COAST:

COAST BUSINESS CREDIT,
a division of Southern Pacific Bank

By [SIG]
   -------------------------------
Title: Vice President
      ----------------------------

     COAST

                                  SCHEDULE TO
                          LOAN AND SECURITY AGREEMENT


BORROWERS:  MAI SYSTEMS CORPORATION,            GAMING SYSTEMS INTERNATIONAL,
            A DELAWARE CORPORATION              A NEVADA CORPORATION
            9601 JERONIMO ROAD                  2900 EAST PATRICK LANE
            IRVINE, CA 92618                    SUITE #7
                                                LAS VEGAS, NV 89120

            HOTEL INFORMATION SYSTEMS, INC.,
            A DELAWARE CORPORATION,
            9601 JERONIMO ROAD
            IRVINE, CA 92618

DATE:       AS OF APRIL 23, 1998


This Schedule forms an integral part of the Loan and Security Agreement between Coast Business Credit, a division of Southern Pacific Bank, and the above-borrower of even date.


================================================================================

SECTION 2 - CREDIT FACILITIES

     SECTION 2 - CREDIT LIMIT:        Loans in a total amount at any time
                                      outstanding not to exceed the lesser of
                                      (i) a total of Five Million Dollars
                                      ($5,000,000) (the "Maximum Dollar
                                      Amount"), or (ii) an amount not to exceed
                                      2 times Borrowers' aggregate monthly
                                      collections received by Coast, measured on a trailing 9 month average, arising out of Receivables generated from Borrowers' software and hardware service and maintenance contracts, subject to audit, appraisal and a review of such contracts.

================================================================================

SECTION 3 - INTEREST AND FEES

     SECTION 3.1 - INTEREST RATE:     A rate equal to the Prime Rate plus 2.25%
                                      per annum, calculated on the basis of a
                                      360-day year for the actual number of days elapsed. The interest rate applicable to all Loans shall be adjusted monthly as

COAST BUSINESS CREDIT                    SCHEDULE TO LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

                                      of the first day of each month, and the
                                      interest to be charged for each month
                                      shall be based on the highest Prime Rate in effect during the prior month, but in no event shall the rate of interest charged on any Loans in any month be less than 9% per annum.

     SECTION 3.1 - MINIMUM MONTHLY
                   INTEREST:          Interest which would be due hereunder
                                      based on daily Loans outstanding equal to 40% of the Maximum Dollar Amount.

     SECTION 3.2 - LOAN FEE:          $100,000, payable concurrently herewith,
                                      plus an additional Fifty Thousand Dollars
                                      ($50,000), such amount being fully earned on the Closing Date and payable in two installments of Twenty-Five Thousand
                                      Dollars ($25,000) each, the first such
                                      installment due on the first anniversary of the Closing Date, and the second such installment due on the second anniversary of the Closing Date.

     SECTION 3.2 - FACILITY FEE:      $2,500 per quarter, payable in advance, on
                                      the Closing Date (pro-rated for any
                                      partial quarter at the beginning of the
                                      term of this Agreement) and on the first day of each July, October, January and April thereafter during the term of this Agreement and any renewal term.

     SECTION 9.1 - RENEWAL FEE:       0.5 % of the Maximum Dollar Amount.

     SECTION 9.2 - EARLY TERMINATION
                   FEE: An amount equal to the greater of (i) an amount equal to all interest due and payable during the six (6) months immediately preceding the effective date of termination, or (ii) an amount equal to the average monthly interest due and payable hereunder based on the greater of the six (6) month monthly interest immediately preceding the effective date of termination, or if the effective date of termination is less than six (6) months from the Closing Date, an amount equal to the average monthly interest due hereunder multiplied by the number of full or partial months from the effective date of termination to the Maturity Date, or (iii) an amount equal to the average monthly interest accrued during the six (6) months immediately preceding the effective date of termination, multiplied by the number of full or partial months from the effective date of termination to the Maturity Date.

================================================================================


SECTION 5 - CONDITIONS PRECEDENT

     SECTION 5.2 - MINIMUM
                   AVAILABILITY:      $300,000

COAST BUSINESS CREDIT                    SCHEDULE TO LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

     SECTION 5.13 - OTHER DOCUMENTS
                    AND AGREEMENTS:   1.  Joint and Several Borrower Rider;
                                      2.  UCC-1 financing statements, fixture
                                          filings and termination statements;
                                      3.  Security Agreements (including
                                          those covering copyrights,
                                          patents and trademarks);
                                      4.  Intercreditor and Subordination
                                          Agreement;
                                      5.  Lockbox Agreement;
                                      6.  Collateral Assignment of Maintenance
                                          and License Contracts; and
                                      7.  Collateral Assignment of License
                                          Agreement.

================================================================================

SECTION 6 - REPRESENTATIONS, WARRANTIES AND COVENANTS

     SECTION 6.2 - PRIOR NAMES OF
                   BORROWER:          See Exhibit 6.2.

     SECTION 6.2 - PRIOR TRADE NAMES
                   OF BORROWER:       See Exhibit 6.2.

     SECTION 6.2 - EXISTING TRADE
                   NAMES OF BORROWER: HIS (for Hotel Information Systems, Inc.).
                                      See Exhibit 6.2.

     SECTION 6.3 - OTHER LOCATIONS
                   AND ADDRESSES:     See Exhibit 6.3.

     SECTION 6.10 - MATERIAL ADVERSE
                    LITIGATION:       To be provided by Borrower.

     SECTION 6.10 - FUTURE CLAIMS AND
                    LITIGATION:       Borrower will promptly inform Coast in
                                      writing of any claim, proceeding,
                                      litigation or investigation in the future threatened or instituted by or against Borrower involving any single claim of Fifty Thousand Dollars ($50,000) or more, or involving One Hundred Thousand Dollars
                                      ($100,000) or more in the aggregate.

================================================================================

SECTION 8 - ADDITIONAL DUTIES OF BORROWER

     SECTION 8.1 - OTHER PROVISIONS:  Borrowers shall maintain availability at times following the initial funding of not less than $150,000 until such time as Borrowers have demonstrated to the satisfaction of Coast that they have achieved a consolidated after tax quarterly net income of not less than $150,000, calculated in accordance with GAAP.

COAST BUSINESS CREDIT                    SCHEDULE TO LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



                                      Borrowers shall maintain at all times a
                                      Consolidated Net Worth of not less than
                                      the sum of $2,250,000 plus 100% of
                                      Borrowers' consolidated after tax net
                                      income, on a cumulative basis from the
                                      Closing Date, calculated in accordance
                                      with GAAP.

     SECTION 8.2 - INSURANCE:         Subject to the limitations set forth in
                                      Section 8.2 of the Agreement, Coast shall release to Borrower insurance proceeds with respect to Equipment totaling less than Fifty Thousand Dollars ($50,000).

     SECTION 8.3 - REPORTING:         Borrower shall provide Coast with the
                                      following:

                                      1.     Monthly Receivable agings, aged by
                                             invoice date, within ten (10) days
                                             after the end of each month.

                                      2.     Monthly accounts payable agings,
                                             aged by invoice date, and
                                             outstanding or held check registers
                                             within ten (10) days after the end
                                             of each month.

                                      3.     Monthly perpetual inventory reports
                                             for the Inventory valued on a
                                             first-in, first-out basis at the
                                             lower of cost or market (in
                                             accordance with GAAP) or such other
                                             inventory reports as are reasonably
                                             requested by Coast, all within ten
                                             (10) days after the end of each
                                             month.

                                      4.     Monthly internally prepared
                                             financial statements, as soon as
                                             available, and in any event within
                                             thirty (30) days after the end of
                                             each month.

                                      5.     Quarterly internally prepared
                                             financial statements, as soon as
                                             available, and in any event within
                                             forty-five (45) days after the end
                                             of each fiscal quarter of Borrower.

                                      6.     Quarterly customer lists, including
                                             customer name, address, and phone
                                             number.

                                      7.     Annual financial statements, as
                                             soon as available, and in any event
                                             within ninety (90) days following
                                             the end of Borrowers' fiscal year,
                                             containing the unqualified opinion
                                             of, and certified by, an
                                             independent certified public
                                             accountant acceptable to Coast.

                                      8.     Breakdown or listing of all
                                             customer deposits/prepayments on a
                                             periodic basis as Coast shall
                                             require.

COAST BUSINESS CREDIT                    SCHEDULE TO LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------



SECTION 9 - TERM

     SECTION 9.1 - MATURITY DATE:     April 23, 2001, subject to automatic
                                      renewal as provided in Section 9.1 of the Agreement, and early termination as provided in Section 9.2 of the Agreement.